Exhibit 5.3

Ashurst Perkins Coie UK LLP

London Fruit & Wool Exchange

1 Duval Square

London E1 6PW

Tel +44 20 7638 1111

www.ashurstperkinscoie.com

Our ref:
LCHAN\538C.1000-145-060\435377995

29 September 2026
Carnival Corporation Ltd. 3655 N.W. 87th Avenue Miami, Florida 33178-2428 Carnival UK Ltd. Carnival House 100 Harbour Parade Southampton United Kingdom SO15 1ST

Registration Statement on Form S-3ASR

1.	Introduction

1.1	In connection with the registration statement filed on 29 September 2026 under the Securities Act of 1933, as amended (the Act), on Form S-3ASR (the Registration Statement) of Carnival Corporation Ltd., a corporation organised under the laws of Bermuda as an exempted company limited by shares (Carnival Corporation Ltd.), we have been requested by you to render our opinion on certain matters in connection with the Registration Statement.

1.2	The Registration Statement relates to the registration under the Act of the issuance of, among other things, (i) Carnival Corporation Ltd.'s senior debt securities (Senior Debt Securities) and subordinated debt securities (Subordinated Debt Securities and, together with the Senior Debt Securities, the Debt Securities), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollar or any other currency, (ii) Carnival Corporation Ltd.'s warrants, (iii) Carnival Corporation Ltd.'s purchase contracts, (iv) Carnival Corporation Ltd.'s units, (v) common shares of Carnival Corporation Ltd., par value of US$0.01 per common share, (vi) preference shares (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation Ltd., par value of US$0.01 per preference share, and (vii) guarantees by Carnival UK Ltd., a private limited company incorporated under the laws of England and Wales (Carnival UK), of Carnival Corporation Ltd.'s contractual monetary obligations under the Debt Securities pursuant to sections 15.1 and 15.2 of the Senior Indenture (as defined below) and sections 16.1 and 16.2 of the Subordinated Indenture (as defined below) governing the Debt Securities (the Guarantees).

Ashurst Perkins Coie UK LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Perkins Coie Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst Perkins Coie UK LLP and their professional qualifications is open to inspection at its registered office London Fruit & Wool Exchange, 1 Duval Square, London E1 6PW. The term "partner" in relation to Ashurst Perkins Coie UK LLP is used to refer to a member of Ashurst Perkins Coie UK LLP or to an employee or consultant with equivalent standing and qualifications. Ashurst Perkins Coie is a global group of separate legal entities, some providing legal services and some non-legal services. Different legal entities in the group may operate in the same jurisdictions.

Registration Statement on Form S-3ASR	29 September 2026

1.3	We are acting as legal advisers as to English law to Carnival UK for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	the form of (i) the senior indenture to be entered into between Carnival Corporation Ltd., Carnival UK, as guarantor, and U.S. Bank Trust Company, National Association (U.S. Bank), as Trustee (the Senior Indenture) and (ii) the subordinated indenture to be entered into between Carnival Corporation Ltd., Carnival UK, as guarantor, and U.S. Bank as Trustee (the Subordinated Indenture and, together with the Senior Indenture, the Indentures);

(c)	copies of the resolutions passed at (i) a meeting of the boards of directors of Carnival Corporation Ltd. (previously, Carnival Corporation, a corporation incorporated under the laws of the Republic of Panama) and Carnival UK (previously, Carnival plc) in relation to, among other matters, the Registration Statement; and (ii) a meeting of the boards of directors of Carnival Corporation Ltd. and Carnival UK in relation to, among other matters, financing transactions (together, the Board Meetings);

(d)	a copy of the articles of association of Carnival UK in force as at 29 September 2026 (the Articles);

(e)	a copy of Carnival UK's Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

(f)	a copy of Carnival UK's Certificate of Incorporation on Re-registration of a Public Company as a Private Company dated 21 May 2026 issued by the Registrar of Companies of England and Wales;

(g)	a copy of Carnival UK's Certificate of Incorporation on Change of Name dated 21 May 2026 issued by the Registrar of Companies of England and Wales;

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Registration Statement on Form S-3ASR	29 September 2026

(h)	a search carried out on 25 September 2026 (carried out by us or by an information service provider (ISP) on our behalf) of the public documents of Carnival UK kept at Companies House in Cardiff (the Company Search);

(i)	a search carried out at 11:45 a.m. (London time) on 25 September 2026 (carried out by us or an ISP on our behalf) of the Central Registry of Winding Up Petitions in respect of Carnival UK (the Winding Up Enquiry); and

(j)	a certificate issued to us by an officer of Carnival UK dated 29 September 2026 (the Officer's Certificate).

1.4	The documents listed in paragraphs 1.3(a) to 1.3(j) above are referred to in this opinion as the Documents and we have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents.

1.5	Except as stated in paragraph 1.3 above, we have not, for the purpose of this opinion:

(a)	examined any other contracts, agreements, instruments or documents and we have not made any search at the High Court, Strand, London or any other court in the United Kingdom in respect of winding up, administration or similar petitions;

(b)	examined any corporate or other records of or affecting Carnival UK;

(c)	investigated whether Carnival UK is or will be by reason of any of the transactions and matters contemplated by the Documents in breach of any of its obligations under any other contract, agreement, instrument or document; or

(d)	made any other enquiries concerning Carnival UK or conducted any form of due diligence into Carnival UK.

2.	Assumptions

In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

2.1	Authenticity: the genuineness of all signatures (which, in this paragraph 2, includes electronic signatures), stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies (including electronic copies);

2.2	Copies: the conformity to originals and completeness of all documents supplied to us as photocopies, portable document format (PDF) copies, digital photographs, facsimile copies or e-mail conformed copies (including electronic copies or electronic conformed copies);

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Registration Statement on Form S-3ASR	29 September 2026

2.3	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

2.4	Indentures: that, at the time of issuance of any Debt Securities, each of the Indentures will have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of Carnival UK, the laws of England);

2.5	Directors' Duties: that the directors of Carnival UK in authorising the execution of the Indentures (including the giving of the Guarantees) and the filing of the Registration Statement exercised and will exercise their powers in accordance with their duties under all applicable laws and the articles of association of Carnival UK in force at the relevant time;

2.6	Binding nature of Guarantees: that the specific terms of the Guarantees have been and will be duly authorised by Carnival UK and such Guarantees have been or will be duly executed, authenticated, issued and delivered in accordance with the terms of the Indentures and constitute or will constitute legal, valid and binding obligations of Carnival UK thereto enforceable under all applicable laws including the laws of the State of New York by which they are expressed to be governed (other than in the case of Carnival UK, the laws of England);

2.7	Arm's length nature: that the Indentures (including the Guarantees) have been and/or will be entered into for bona fide commercial reasons and on arm's length terms by each of the parties thereto;

2.8	Performance: that the Indentures and Guarantees have been and/or will be performed in accordance with their terms, and that the terms and performance of each obligation under the Indentures and Guarantees is not and will not be illegal or contrary to public policy in any place outside England and Wales in which it is going to be performed;

2.9	Good Conduct: that the grant of guarantee and other surety obligations by Carnival UK under the Indentures (including the Guarantees) does not at the time of the grant result in any reduction in Carnival UK's net assets or (to the extent that it does) that reduction is covered by and made out of distributable reserves available for that purpose, and none of the proposed transactions under the Indentures (including, without limitation, the provision of the guarantees and/or security) contravenes section 678 or section 679 of the Companies Act 2006;

2.10	Effect of provisions: the Indentures (including the Guarantees) have the same meaning and effect as if they were governed by English law;

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Registration Statement on Form S-3ASR	29 September 2026

2.11	Officer's Certificate: that each of the statements contained in the Officer's Certificate (and in the schedules to the Officer's Certificate) was true and correct as at the date thereof and remains true and correct;

2.12	Company Search and Winding Up Enquiry: that the information revealed by the Company Search and the Winding Up Enquiry was accurate, complete and up-to-date and included all relevant information which had been properly submitted to the Registrar of Companies or the Central Registry of Winding Up Petitions (as applicable), and no additional matters would have been disclosed by searches or enquiries carried out since the carrying out of the Company Search and the Winding Up Enquiry;

2.13	Board Meetings: that each of the Board Meetings was properly constituted and convened, that a quorum of properly appointed directors of Carnival UK (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout each such meeting, that the resolutions referred to therein were properly passed at each such meeting, that all provisions contained in the Companies Act 2006 and the articles of association of Carnival UK and the articles of incorporation and by-laws of Carnival Corporation Ltd., each, as in force at the date of each such meeting, were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

2.14	Bad faith, fraud etc.: that there has been, and will be, no bad faith, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers;

2.15	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

2.16	Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

2.17	Anti-terrorism, money laundering: that the parties to the Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

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Registration Statement on Form S-3ASR	29 September 2026

2.18	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

2.19	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws in order to permit the execution, delivery or performance of the Documents, or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations; and

2.20	Amendments: no amendments (whether oral, in writing or by conduct of the parties) have been made to the Documents.

3.	Opinion

Based on the foregoing and subject to the matters set out in paragraphs 4 and 5 below and to any matters not disclosed to us, we are of the opinion that:

(a)	Carnival UK was duly incorporated under the Companies Act 1985, as amended, as a limited liability company on 19 July 2000, and was re-registered as a private limited company on 21 May 2026;

(b)	the Company Search did not reveal any order or resolution for the winding up of Carnival UK, any order for the administration of Carnival UK or any notice of appointment in respect of Carnival UK of a liquidator, receiver or administrator;

(c)	the Winding Up Enquiry did not indicate that any petition for the winding up of Carnival UK has been presented;

(d)	Carnival UK has the corporate power and capacity (which has not been revoked) to enter into the Indentures and perform its obligations under the terms of the Guarantees; and the execution of the Indentures and the performance of the terms of the Guarantees would not violate (i) the Articles or (ii) the laws of England and Wales in force as at the date of this opinion and applicable thereto.

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Registration Statement on Form S-3ASR	29 September 2026

4.	Qualifications

Our opinion is subject to the following qualifications:

4.1	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding up order has been made or a resolution passed for the winding-up of a company; or

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross-Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

4.2	Winding Up Enquiry: the Winding Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London; and (iv) a notice of a moratorium under Part A1 of the Insolvency Act 1986. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention, notice of appointment or notice of a moratorium has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding Up Petitions immediately;

(b)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment and a notice of moratorium, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding Up Petitions;

(c)	a winding up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

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Registration Statement on Form S-3ASR	29 September 2026

(d)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 and details of a notice of moratorium under Part A1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Registry of Winding Up Petitions may not have records of winding up petitions issued prior to 1994;

4.3	Jurisdiction: no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

4.4	Foreign Courts: we express no opinion as to whether or not a foreign court, including the chosen court (applying its own conflict of laws rules), will act in accordance with the parties' agreement as to jurisdiction and/or choice of law; and

4.5	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies from time to time.

5.	Observations

We should also like to make the following observations, it should be understood that:

5.1	Factual Statements: we have not been responsible for verifying whether any statements of fact (including as to foreign law) or any statement of opinion or intention contained in or relevant to the Documents or any related documents are accurate, complete or reasonable or that no material facts have been omitted therefrom;

5.2	Tax: we express no opinion as to any liability to tax or to make any tax filing which may arise as a result of or in connection with any Document;

5.3	Company Search: we have not conducted any further searches since the date of the Company Search and the Winding Up Enquiry;

5.4	Enforceability: we express no opinion on whether the obligations of Carnival UK under the Documents are enforceable against it in the English courts;

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Registration Statement on Form S-3ASR	29 September 2026

5.5	Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents; and

5.6	Operational Licences: we have not investigated whether Carnival UK has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business.

6.	Limitations of Liability

6.1	Where you have received advice from a number of advisers in connection with the matters on which we opine in this opinion or any related matter in respect of which we could be potentially jointly or severally liable with any such other advisers for losses suffered by you, our liability will not be affected by any limitation of liability which you may agree with any other advisers. Accordingly, our liability to you will be limited to such proportion of the losses suffered by you as is finally determined to be just and equitable, having regard to the relative responsibility of ourselves and any other person who is jointly or severally liable for such losses. If you have received advice from any other advisers with respect to matters on which we opine in this opinion which qualifies such opinions then, to the extent that such advice is correct, you will not place any reliance on the unqualified opinions contained in this opinion, and we will have no liability to you in connection therewith.

6.2	This opinion is limited to English law as currently in force and applied by the English courts and is given on the basis that it and any non-contractual obligations arising out of or in relation to this opinion will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

6.3	We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

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Registration Statement on Form S-3ASR	29 September 2026

7.	Benefit of Opinion

This opinion is given by Ashurst Perkins Coie UK LLP and by no other person for the sole benefit of the persons to whom it is addressed (each a Recipient) in relation to the Registration Statement to be filed under the Act. It is not to be relied upon by or communicated to any other person or for any other purpose, nor is its contents to be quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement. We accept no liability in respect of this opinion to any person other than a Recipient.

8.	Governing Law and Jurisdiction

8.1	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

8.2	The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Ashurst Perkins Coie UK LLP

Ashurst Perkins Coie UK LLP

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